Exhibit 99.1

July 30, 2009

TO:	All Stockholders (Individually Addressed)

SUBJECT:	Report for the Month

At the Bank

Advances Averaged $94.8 Billion and S&P Rates the FHLBNY AAA/Stable/A-1+

In June 2009, advances averaged $94.8 billion, up $205 million from May 2009 and $88.3 billion from June 2008. Month-end advances totaled $96.7 billion. These are solid advance demand numbers and confirm our view that the Home Loan Bank of New York is and will remain strong and stable, meets all capital requirements, is not expected to incur any material OTTI credit charges, and expects to pay its regular cash dividend.

Our studied view is supported by a July 13, 2009, report from Standard & Poor’s on the Home Loan Bank of New York that concludes in the Outlook Section: “The outlook is stable. FHLB-NY’s financial profile reflects its conservative financial policies and practices and the unique charter that governs its business. Despite recent and possible future changes in the FHLB System, we expect FHLB-NY to maintain its strong financial profile given its comprehensive and conservative governing policies and management’s intention to maintain them. The stable outlook also reflects the bank’s lower-risk investment portfolio. Relative to several other FHLBs, FHLB-NY does not have a large exposure to private-label MBS and the possible credit losses associated with these securities. If the bank’s capital position comes under pressure, we could revise the outlook to negative.”

We value and appreciate the recognition by S&P. The Home Loan Bank is a trusted source of liquidity for our housing market, but we are a support player. We assist the community banker who is always there to make responsible loans and has kept the focus on the people on Main Street who are customers and neighbors yesterday, today, and tomorrow. (Attached is a copy of S&P’s report on the Federal Home Loan Bank of New York.)

In the coming weeks, the Bank’s Board of Directors will be declaring a cash dividend for the second quarter 2009 as well as filing our second quarter 2009 Form 10-Q with the SEC. Please be on the lookout for both announcements. The results are expected to be consistent with the Bank’s strong asset quality, solid balance sheet, and conservative risk management.

The Home Loan Bank team is proud to provide you with products and services to expand the responsible availability of mortgage credit, to compete effectively in your market, and to promote strong communities.

Sincerely,

Alfred A. DelliBovi
President

Attachment

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.